SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – October 18, 2007
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive, West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 425-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁯	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Compensatory Arrangements of Certain Officers.

On October 18, 2007, the Board of Directors (the “Board”) of AK Steel Holding Corporation (the “Company”), upon the recommendation of its Compensation Committee, approved amendments to various Company-sponsored non-qualified deferred compensation plans and agreements, including the following: the Executive Minimum and Supplemental Retirement Plan (the “SERP”), the Executive Deferred Compensation Plan, the Directors’ Deferred Compensation Plan, the Stock Incentive Plan, the Supplemental Thrift Plan, the Long- Term Performance Plan, the Executive Officer Severance Agreements, and the Executive Officer Change-of-Control Agreements (collectively, the “Plans”).

The principal reason for the changes to the Plans was to achieve compliance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended.  Section 409A generally applies to nonqualified plans which provide for payment of compensation in a taxable year later than the taxable year in which the recipient becomes vested in the compensation.  Section 409A imposes new requirements with respect to, among other things, when distributions may be made, deferral elections, payment elections, and the timing of payments.  Except to the extent impacted by the change in the vesting schedule under the SERP noted below, none of the changes made to the Plans on October 18, 2007 affected the amount of benefits to which a participant is or may be entitled under the Plans.

In addition to the changes made for Section 409A compliance reasons, the Board amended the SERP to change from ten-year “cliff vesting” to a form of “graded vesting” pursuant to which a participant will vest in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer of the Company and participant in the SERP, and in an additional 10% of such benefit for each year of service as an employee of the Company in addition to such five years, up to 100% vesting after ten years of total service.

    Descriptions of each of the Plans (prior to the above-described amendments) are set forth in the Proxy Statement with respect to the Company’s 2007 Annual Meeting of Stockholders held on May 24, 2007.  The descriptions of the amendments set forth above are qualified in all respects by reference to the amendments to the Plans, and/or the amended and restated Plans themselves, which will be filed with the Company’s Report on Form 10-Q for the quarter ending September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

	By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: October 24, 2007